UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2006 (November 3, 2006)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

On November 3, 2006, John R. Lowther resigned as a director of State Auto Financial Corporation, State Automobile Mutual Insurance Company (“State Auto Mutual”) and all of their respective subsidiaries and affiliates (collectively, the “State Auto Insurance Companies”).

Item 5.02(c)

On November 3, 2006, Mark A. Blackburn was appointed to the position of Executive Vice President and Chief Operating Officer of State Auto Financial and the other State Auto Insurance Companies. Prior to that time, and for more than five years, Mr. Blackburn had served as Senior Vice President of State Auto Financial and the other State Auto Insurance Companies.

Information required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K with respect to Mr. Blackburn’s business experience and other matters is set forth under the caption “Executive Officers of the Registrant” included in Part I of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, which information is incorporated herein by reference.

Item 5.02(e)

Retirement Agreement with John R. Lowther

On November 3, 2006, State Auto Financial announced that John R. Lowther, its Senior Vice President, Secretary and General Counsel, would be retiring from the State Auto Insurance Companies in 2007. In connection with his announced retirement, Mr. Lowther, State Auto Financial, State Auto Property and Casualty Insurance Company (“State Auto P&C”), and State Auto Mutual entered into an agreement dated as of November 3, 2006 (the “Retirement Agreement”), regarding Mr. Lowther’s pending retirement. In connection with entering into the Retirement Agreement, Mr. Lowther resigned as an officer and director of State Auto Financial and the other State Auto Insurance Companies. See also Item 5.02(b), above.

The following provides a brief description of the material terms of the Retirement Agreement:

•	Mr. Lowther will remain an employee of the State Auto Insurance Companies until his retirement in 2007. Mr. Lowther’s retirement date will be mutually agreed to by the parties, but will not be later than December 31, 2007. If Mr. Lowther has not retired on or prior to December 31, 2007, then his employment with the State Auto Insurance Companies will automatically terminate on December 31, 2007. Until his retirement, Mr. Lowther will serve as senior advisor to the chief executive officer of the State Auto Insurance Companies and, until his successor as general counsel is named, as acting general counsel.

•	While an employee for the remainder of 2006, Mr. Lowther will continue to receive his compensation package, including salary, bonus and fringe benefits, as currently in effect.

•	While an employee in 2007, Mr. Lowther will receive a base salary in the amount of $278,000 per year, participate in the State Auto Quality Performance Bonus Plan or any similar cash incentive compensation plan generally made available to employees of State Auto P&C, and participate in any and all employee benefit plans and arrangements and receive any and all fringe benefits generally made available to employees of State Auto P&C. In the event of Mr. Lowther’s death or disability prior to December 31, 2007, the State Auto Insurance Companies are obligated to continue to pay Mr. Lowther’s base salary to him or his estate until December 31, 2007. In addition, Mr. Lowther will participate in the 2007 Executive Bonus Plan of the State Auto Insurance Companies and will receive 100% of his bonus target of $278,000 under that plan. The State Auto Insurance Companies are obligated to make this bonus payment to Mr. Lowther under any circumstance.

•	After his retirement, but in no event later than March 15, 2008, Mr. Lowther will receive a lump sum payment in an amount equal to 1.5 times the amount of his 2007 cash compensation (i.e., salary and bonus), less applicable payroll taxes and withholdings, as a separation benefit. The State Auto Insurance Companies are obligated to make this separation payment to Mr. Lowther under any circumstance.

•	As part of his separation benefits, Mr. Lowther will be entitled to receive retirement benefits so that the total retirement benefits he receives from the State Auto Insurance Companies will approximate the total retirement benefits that he would have received under the defined benefit retirement plans of the State Auto Insurance Companies in which he participated were he fully vested under such retirement plans and had he continued to be employed by the State Auto Insurance Companies for 24 months following his retirement date at his 2007 base salary.

•	As a condition precedent to Mr. Lowther’s receipt of his separation benefits, at the time of his retirement the parties will enter into an agreement to mutually release each other from claims arising out of Mr. Lowther’s employment and separation arrangement with the State Auto Insurance Companies, except for claims arising under the Retirement Agreement or based upon conduct as to which a release cannot be effected under applicable law or public policy.

•	During the remaining period of Mr. Lowther’s employment and for a period of 18 months following his retirement (the “Noncompetition Period”), Mr. Lowther will be prohibited from (i) providing legal services to any Person (as defined in the Retirement Agreement) engaged in the property and casualty insurance underwriting business as conducted, or proposed to be conducted, by the State Auto Insurance Companies as of his retirement date in any state that the State Auto Insurance Companies conduct, or plan to conduct, their property and casualty insurance business as of his retirement date (the “P&C Business”), or (ii) engaging in the P&C Business. As an example, during the Noncompetition Period, Mr. Lowther may not associate himself, directly or indirectly, with any law firm which provides legal services to any Person engaged in the P&C Business. However, Mr. Lowther will be permitted to provide legal services to a Small County Mutual Insurer (as defined in the Retirement Agreement) during the Noncompetition Period.

•	During the Noncompetition Period, Mr. Lowther will be prohibited from divulging, furnishing or using any confidential information obtained by him while employed by the State Auto Insurance Companies.

•	During the Noncompetition Period, Mr. Lowther will be prohibited from soliciting, recruiting, or attempting to induce employees of State Auto Insurance Companies to leave their employment with the State Auto Insurance Companies or from employing or attempting to employ any employees of the State Auto Insurance Companies.

•	During the Noncompetition Period, Mr. Lowther has agreed to cooperate and make himself available to answer questions concerning his knowledge of the legal, regulatory, business and/or operations of the State Auto Insurance Companies, and for a period of five years from his retirement date, Mr. Lowther has agreed to cooperate and assist the State Auto Insurance Companies in litigation matters.

•	For a period of five years from his retirement date, the State Auto Insurance Companies have agreed to provide Mr. Lowther with coverage under a standard directors’ and officers’ liability insurance policy at their expense.

•	The State Auto Insurance Companies have agreed to indemnify Mr. Lowther if he is made, or threatened to be made, a party to any litigation matter by reason of his having served as a director, officer or employee of the State Auto Insurance Companies.

•	The parties agreed to a mutual nondisparagement covenant.

•	The Retirement Agreement is not intended to modify or change the vesting or any other terms of any stock options held by Mr. Lowther as of November 3, 2006. All stock options held by Mr. Lowther as of November 3, 2006, are to remain exercisable by Mr. Lowther in accordance with the terms of the applicable equity compensation plan of State Auto Financial under which such stock options were granted and any applicable stock option agreement between State Auto Financial and Mr. Lowther related to such stock options.

As part of the terms of the Retirement Agreement, State Auto Financial and Mr. Lowther terminated Mr. Lowther’s Executive Agreement dated as of March 2, 2001 (the “Executive Agreement”). The Executive Agreement provided Mr. Lowther with certain severance benefits if his employment was terminated within 36 months after a “Change in Control” of either State Auto Financial or State Auto Mutual (including Mr. Lowther’s voluntary termination of employment for “Good Reason”) or 12 months prior to a Change in Control under certain circumstances (including Mr. Lowther’s voluntary termination of employment for Good Reason). Events constituting a Change in Control of either State Auto Financial or State Auto Mutual and circumstances constituting a Good Reason are set forth in the Executive Agreement. The severance benefits payable to Mr. Lowther under the Executive Agreement included a lump-sum cash payment equal to three times his annual base salary, a lump-sum cash payment equal to three times the highest annual incentive compensation to which he would be entitled, 36-months of continued insurance benefits, 36-six months of additional service credited for purposes of retirement benefits, and out-placement benefits in an amount equal to 15% of his annual base salary. These severance benefits were in addition to his accrued compensation, bonuses, and vested benefits and stock options. In addition, the Executive Agreement provided that, for a period of five years after his termination of employment, State Auto Financial would provide Mr. Lowther with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and would indemnify, hold harmless, and defend Mr. Lowther to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the State Auto Financial or any subsidiary. The Executive Agreement also imposed post-termination confidentiality and noncompetition covenants on Mr. Lowther. The confidentiality covenant had a one-year term, while the noncompetition covenant had a six-month term and included a company size factor and a geographic factor as respects the scope of the noncompete.

Section 8 – Other Events

Item 8.01 Other Events.

On November 3, State Auto Financial issued a press release announcing Mr. Lowther’s pending retirement from the State Auto Insurance Companies. The full text of the press release is attached as Exhibit 99.1 to this Form 8-K.

On November 3, State Auto Financial issued a press release announcing Mr. Blackburn’s appointment as Executive Vice President and Chief Operating Officer of the State Auto Insurance Companies. The full text of the press release is attached as Exhibit 99.2 to this Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by State Auto Financial Corporation on November 3, 2006, announcing John R. Lowther’s pending retirement from the State Auto Insurance Companies.

99.2	Press release issued by State Auto Financial Corporation on November 3, 2006, announcing Mark A. Blackburn’s appointment as Executive Vice President and Chief Operating Officer of the State Auto Insurance Companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: November 9, 2006	By	/s/ Robert P. Restrepo, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by State Auto Financial Corporation on November 3, 2006, announcing John R. Lowther’s pending retirement from the State Auto Insurance Companies.

99.2	Press release issued by State Auto Financial Corporation on November 3, 2006, announcing Mark A. Blackburn’s appointment as Executive Vice President and Chief Operating Officer of the State Auto Insurance Companies.